Exhibit 99.1

May 4, 2022

FOR IMMEDIATE RELEASE

Investor Contact: Mark Warren (205) 298-3220

Media Contact: Janet Kavinoky (205) 298-3220

VULCAN REPORTS FIRST QUARTER 2022 RESULTS

Aggregates Pricing Momentum and Execution Drive Earnings Growth

First Quarter Results Support Full Year Revenue and Earnings Expansion in 2022

Birmingham, Ala., – May 4, 2022 – Vulcan Materials Company (NYSE: VMC), the nation’s largest producer of construction aggregates, today announced results for the quarter ended March 31, 2022.

Financial and Operating Highlights:

•	Total revenues increased 44 percent to $1.541 billion, driven by the addition of U.S. Concrete (USCR) operations as well as price and volume growth in the Company’s legacy businesses
•	Average selling prices increased in each product line, helping to offset inflationary pressures
o	Same-store aggregates pricing increased 6 percent (7 percent mix-adjusted)
o	Average price for asphalt and concrete increased 13 percent and 9 percent, respectively
•	Shipments increased year-over-year in each product line, reflecting growth in both private and public construction activity
•	Aggregates gross profit increased $19 million, or 9 percent, to $243 million
o	Includes $17 million of higher diesel fuel costs compared to the prior year as well as $2 million from selling acquired inventory after its markup to fair value
•	Non-aggregates gross profit was $26 million compared with $6 million in the prior year
o	Double-digit growth in asphalt selling prices helped offset $15 million of higher liquid asphalt and energy-related production costs
o	Concrete results benefited from the addition of USCR operations and price growth, which helped offset $4 million of higher diesel fuel costs
•	Earnings attributable to Vulcan from continuing operations were $0.70 per diluted share.
o	Excluding discrete charges, adjusted earnings from continuing operations were $0.73 per diluted share
•	Adjusted EBITDA increased 20 percent to $294 million

Tom Hill, Vulcan Materials’ Chairman and Chief Executive Officer, said, “Consistent with our expectations, we delivered strong year-over-year earnings growth in the first quarter. Our teams executed well, despite macro environment challenges that included accelerating inflation, volatility in the energy markets, and ongoing disruptions in supply chains. We remain focused on executing our strategic disciplines to control what we can control and to dampen the headwinds of things outside of our control.”

May 4, 2022

FOR IMMEDIATE RELEASE

Mr. Hill continued, “We remain confident in our full-year outlook and our ability to deliver strong earnings growth in 2022. Through robust growth in aggregates pricing and a relentless focus on operational excellence, we can continue to expand unit profitability, despite the macro challenges. In our asphalt business, pricing efforts mitigated higher liquid asphalt costs in the first quarter, and we remain focused on expanding our gross profit margins. In concrete, improvement in private nonresidential construction activity and a favorable pricing environment support earnings growth in 2022. We remain confident in our prospects for the year, particularly with respect to demand visibility, pricing opportunities, and cost reduction initiatives.”

Highlights as of March 31, 2022 include:

	First Quarter		Trailing-Twelve Months
Amounts in millions, except per unit data	2022	2021	2022	2021
Total revenues	$1,540.7	$1,068.3	$6,024.6	$4,875.9
Gross profit	$268.8	$229.3	$1,413.0	$1,309.0
Aggregates segment
Segment sales	$1,121.2	$894.9	$4,571.3	$3,971.0
Freight-adjusted revenues	$822.7	$681.2	$3,455.5	$3,040.8
Gross profit	$242.8	$223.6	$1,314.8	$1,188.7
Shipments (tons)	53.0	46.4	229.4	209.7
Freight-adjusted sales price per ton	$15.52	$14.67	$15.06	$14.50
Gross profit per ton	$4.58	$4.82	$5.73	$5.67
Asphalt, Concrete & Calcium segment gross profit	$26.0	$5.7	$98.2	$120.4
Selling, Administrative and General (SAG)	$119.0	$88.6	$448.0	$362.0
SAG as % of total revenues	7.7%	8.3%	7.4%	7.4%
Earnings from continuing operations before income taxes	$112.6	$222.3	$764.1	$893.9
Net earnings attributable to Vulcan	$91.8	$160.6	$602.0	$684.8
Adjusted EBITDA	$293.9	$244.3	$1,501.0	$1,366.8
Earnings attributable to Vulcan from continuing operations per diluted share	$0.70	$1.21	$4.54	$5.17
Adjusted earnings attributable to Vulcan from continuing operations per diluted share	$0.73	$0.69	$5.08	$4.91

Segment Results

Aggregates

Segment gross profit increased $19 million, or 9 percent, to $243 million ($4.58 per ton). These first quarter results included a $2 million unfavorable impact from selling acquired inventory after its markup to fair value and an unfavorable impact ($17 million) from significantly higher (62 percent) diesel fuel costs. Cash gross profit per ton was $6.53 in the quarter. Excluding the impact of higher diesel fuel costs and the impact of selling acquired inventory, cash gross profit increased 5 percent to $6.90 per ton.

Total aggregates shipments increased 14 percent (7 percent on a same-store basis), reflecting construction activity consistent with the Company’s expectations as well as the benefit of more typical weather in certain markets. Shipments in the prior year’s first quarter were impacted by severe winter weather conditions in February. As a result, daily shipping rates in February of the current year were sharply higher while daily shipping rates in March (the start of construction activity in many of the Company’s markets) were consistent with the full-year expectations.

May 4, 2022

FOR IMMEDIATE RELEASE

Growth in average selling prices continues to accelerate as a result of improvement in demand visibility and increasing inflationary pressures. In the first quarter, freight-adjusted pricing increased 6 percent over the prior year, or $0.85 per ton (mix-adjusted pricing increased 7 percent). The growth was widespread across geographies.

Solid operational execution helped mitigate higher year-over-year costs for diesel fuel and for certain parts and supplies. Freight-adjusted unit cash cost of sales increased 11 percent, or $0.88 per ton, as compared to the prior year’s first quarter. Excluding the impact of higher diesel fuel costs and the impact of selling acquired inventory, cash cost of sales increased 6 percent, or $0.51 per ton. On a trailing-twelve-months basis, freight-adjusted cash costs were 5 percent higher versus the comparable twelve-month period.

Asphalt, Concrete and Calcium

Asphalt segment gross profit was a loss of $3 million. Despite higher costs for liquid asphalt and natural gas in the first quarter of 2022, results were in line with the prior year. The average cost of liquid asphalt was 33 percent higher ($14 million) than the prior year’s first quarter when liquid prices were favorable to segment gross profit. Average selling prices for asphalt mix increased 13 percent, or $7.28 per ton, versus the prior year’s first quarter as pricing actions initiated in the second half of last year continued to gain traction. Strong price growth helped maintain material margins (selling price less cost of raw materials) despite the significant year-over-year increase in liquid asphalt. Asphalt volumes increased 5 percent overall driven by growth in Arizona, California, and Tennessee.

First quarter Concrete segment gross profit was $28 million, an increase from $8 million in the prior year. Segment results benefited mostly from the contribution of USCR operations but also from growth in shipments and price in the Company’s legacy operations. Material margins improved as higher selling prices helped offset higher raw materials costs, including aggregates supplied by the Company. Segment results were negatively impacted by higher diesel prices and the availability of drivers in certain markets.

Calcium segment gross profit was $0.7 million compared to $0.9 million in the prior year quarter.

Selling, Administrative and General (SAG) and Other Items

SAG expense was $119 million in the quarter, or 7.7 percent of total revenues, and included overhead expenses associated with the USCR business that were not in the prior year’s quarter. Additionally, increased routine business development activities and more normalized travel expenses, due in part to integration activities, contributed to the year-over-year increase. Trailing-twelve months SAG expense was 7.4 percent of total revenues, in line with the prior year.

The prior year’s first quarter included the sale of a reclaimed quarry in Southern California. The transaction resulted in a pretax gain of $115 million, or $0.64 per diluted share. The Company remains focused on its efforts to maximize the value of its portfolio of quarry operations as it moves through the land management life cycle.

May 4, 2022

FOR IMMEDIATE RELEASE

Financial Position, Liquidity and Capital Allocation

Capital expenditures in the first quarter were $123 million, including both maintenance and growth projects. In 2022, the Company expects to spend $600 to $650 million. Full year capital expenditures include spending for USCR operations acquired in August 2021 as well as spending for projects put on hold in 2020 due to the pandemic. The Company will continue to review its plans and will adjust as needed, while being thoughtful about preserving liquidity. During the quarter, the Company completed acquisitions of aggregates businesses in Texas.

On March 31, 2022, the ratio of total debt to trailing-twelve months Adjusted EBITDA was 2.7 times (2.6 times on a net debt basis). The Company remains committed to its stated long-term target leverage range of 2.0 to 2.5 times total debt to trailing-twelve months Adjusted EBITDA.

On a trailing-twelve-months basis, return on invested capital was 14.0 percent. The Company is focused on driving further improvement through solid operating earnings growth coupled with disciplined capital management.

Outlook

Regarding the Company’s full year outlook, Mr. Hill said, “We reiterate our full-year Adjusted EBITDA range of $1.72 to $1.82 billion. In the first quarter, we capitalized on the considerable momentum in our business, growing Adjusted EBITDA by 20 percent, and we are on our way to delivering double-digit earnings growth again in 2022. Our markets are positioned to continue to outperform other parts of the country, and our industry-leading aggregates focus will continue to drive substantial value. Growing our aggregates unit profitability consistently during the last two years of pandemic-related disruptions demonstrates the resiliency of our business and our ability to capitalize on changes in the macro environment. We expect the favorable pricing dynamics and our strong execution to lead to attractive growth in aggregates unit profitability in 2022 and beyond.”

Conference Call

Vulcan will host a conference call at 10:00 a.m. CDT on May 4, 2022. A webcast will be available via the Company’s website at www.vulcanmaterials.com. Investors and other interested parties may access the teleconference live by calling 866-342-8591, or 203-518-9713 if outside the U.S. The conference ID is 2021457. The conference call will be recorded and available for replay at the Company’s website approximately two hours after the call.

About Vulcan Materials Company

Vulcan Materials Company, a member of the S&P 500 Index with headquarters in Birmingham, Alabama, is the nation's largest supplier of construction aggregates – primarily crushed stone, sand and gravel – and a major producer of aggregates-based construction materials, including asphalt and ready-mixed concrete. For additional information about Vulcan, go to www.vulcanmaterials.com.

May 4, 2022

FOR IMMEDIATE RELEASE

FORWARD-LOOKING STATEMENT DISCLAIMER

This document contains forward-looking statements.  Statements that are not historical fact, including statements about Vulcan's beliefs and expectations, are forward-looking statements. Generally, these statements relate to future financial performance, results of operations, business plans or strategies, projected or anticipated revenues, expenses, earnings (including EBITDA and other measures), dividend policy, shipment volumes, pricing, levels of capital expenditures, intended cost reductions and cost savings, anticipated profit improvements and/or planned divestitures and asset sales. These forward-looking statements are sometimes identified by the use of terms and phrases such as “believe,” “should,” “would,” “expect,” “project,” “estimate,” “anticipate,” “intend,” “plan,” “will,” “can,” “may” or similar expressions elsewhere in this document.  These statements are subject to numerous risks, uncertainties, and assumptions, including but not limited to general business conditions, competitive factors, pricing, energy costs, and other risks and uncertainties discussed in the reports Vulcan periodically files with the SEC.

Forward-looking statements are not guarantees of future performance and actual results, developments, and business decisions may vary significantly from those expressed in or implied by the forward-looking statements. The following risks related to Vulcan's business, among others, could cause actual results to differ materially from those described in the forward-looking statements: general economic and business conditions; a pandemic, epidemic or other public health emergency, such as the COVID-19 outbreak; Vulcan’s dependence on the construction industry, which is subject to economic cycles; the timing and amount of federal, state and local funding for infrastructure; changes in the level of spending for private residential and private nonresidential construction; changes in Vulcan’s effective tax rate; the increasing reliance on information technology infrastructure, including the risks that the infrastructure does not work as intended, experiences technical difficulties or is subjected to cyber-attacks; the impact of the state of the global economy on Vulcan’s businesses and financial condition and access to capital markets; risks related to international business operations and relationships, including recent actions taken by the Mexican government with respect to Vulcan’s property and operations in that country; the highly competitive nature of the construction industry; the impact of future regulatory or legislative actions, including those relating to climate change, wetlands, greenhouse gas emissions, the definition of minerals, tax policy or international trade; the outcome of pending legal proceedings; pricing of Vulcan's products; weather and other natural phenomena, including the impact of climate change and availability of water; availability and cost of trucks, railcars, barges and ships as well as their licensed operators for transport of Vulcan’s materials; energy costs; costs of hydrocarbon-based raw materials; healthcare costs; labor shortages and constraints; the amount of long-term debt and interest expense incurred by Vulcan; changes in interest rates; volatility in pension plan asset values and liabilities, which may require cash contributions to the pension plans; the impact of environmental cleanup costs and other liabilities relating to existing and/or divested businesses; Vulcan's ability to secure and permit aggregates reserves in strategically located areas; Vulcan’s ability to manage and successfully integrate acquisitions; the effect of changes in tax laws, guidance and interpretations; significant downturn in the construction industry may result in the impairment of goodwill or long-lived assets; changes in technologies, which could disrupt the way Vulcan does business and how Vulcan’s products are distributed; and other assumptions, risks and uncertainties detailed from time to time in the reports filed by Vulcan with the SEC. All forward-looking statements in this communication are qualified in their entirety by this cautionary statement.  Vulcan disclaims and does not undertake any obligation to update or revise any forward-looking statement in this document except as required by law.

Source: Vulcan Materials Company

Table A

Vulcan Materials Company

and Subsidiary Companies

	(in millions, except per share data)
	Three Months Ended
Consolidated Statements of Earnings	March 31
(Condensed and unaudited)	2022	2021
Total revenues	$1,540.7	$1,068.3
Cost of revenues	1,271.9	839.0
Gross profit	268.8	229.3
Selling, administrative and general expenses	119.0	88.6
Gain on sale of property, plant & equipment and businesses	2.6	117.2
Other operating expense, net	(5.4)	(8.4)
Operating earnings	147.0	249.5
Other nonoperating income, net	1.5	5.9
Interest expense, net	35.9	33.1
Earnings from continuing operations before income taxes	112.6	222.3
Income tax expense	18.7	60.6
Earnings from continuing operations	93.9	161.7
Loss on discontinued operations, net of tax	(1.8)	(1.1)
Net earnings	92.1	160.6
(Earnings) loss attributable to noncontrolling interest	(0.3)	0.0
Net earnings attributable to Vulcan	$91.8	$160.6

Basic earnings (loss) per share attributable to Vulcan
Continuing operations	$0.70	$1.22
Discontinued operations	$(0.01)	$(0.01)
Net earnings attributable to Vulcan	$0.69	$1.21

Diluted earnings (loss) per share attributable to Vulcan
Continuing operations	$0.70	$1.21
Discontinued operations	$(0.01)	$(0.01)
Net earnings attributable to Vulcan	$0.69	$1.20

Weighted-average common shares outstanding
Basic	133.0	132.7
Assuming dilution	133.6	133.4
Effective tax rate from continuing operations	16.6%	27.3%

Table B

Vulcan Materials Company

and Subsidiary Companies

	(in millions)
Consolidated Balance Sheets	March 31	December 31	March 31
(Condensed and unaudited)	2022	2021	2021
Assets
Cash and cash equivalents	$123.1	$235.0	$722.3
Restricted cash	9.9	6.5	168.6
Accounts and notes receivable
Accounts and notes receivable, gross	928.6	849.0	596.0
Allowance for credit losses	(10.7)	(10.3)	(2.9)
Accounts and notes receivable, net	917.9	838.7	593.1
Inventories
Finished products	412.2	418.0	368.8
Raw materials	63.2	59.9	36.1
Products in process	4.4	4.2	4.6
Operating supplies and other	44.7	39.2	31.8
Inventories	524.5	521.3	441.3
Other current assets	87.2	95.1	67.7
Total current assets	1,662.6	1,696.6	1,993.0
Investments and long-term receivables	36.5	34.1	34.3
Property, plant & equipment
Property, plant & equipment, cost	10,724.1	10,444.4	9,110.3
Allowances for depreciation, depletion & amortization	(4,998.5)	(4,897.6)	(4,747.0)
Property, plant & equipment, net	5,725.6	5,546.8	4,363.3
Operating lease right-of-use assets, net	679.7	691.4	421.6
Goodwill	3,709.2	3,696.7	3,172.1
Other intangible assets, net	1,751.9	1,749.0	1,114.6
Other noncurrent assets	295.3	268.0	233.9
Total assets	$13,860.8	$13,682.6	$11,332.8
Liabilities
Current maturities of long-term debt	$3.9	$5.2	$15.4
Short-term debt	100.0	0.0	0.0
Trade payables and accruals	390.1	365.5	255.6
Other current liabilities	398.7	398.6	294.9
Total current liabilities	892.7	769.3	565.9
Long-term debt	3,874.5	3,874.8	2,772.9
Deferred income taxes, net	1,007.7	1,005.9	733.6
Deferred revenue	166.8	167.1	172.4
Noncurrent operating lease liabilities	631.7	642.5	397.3
Other noncurrent liabilities	689.1	655.3	554.5
Total liabilities	$7,262.5	$7,114.9	$5,196.6
Equity
Common stock, $1 par value	132.9	132.7	132.7
Capital in excess of par value	2,806.8	2,816.5	2,797.7
Retained earnings	3,787.2	3,748.5	3,385.5
Accumulated other comprehensive loss	(151.6)	(152.7)	(179.7)
Total shareholder's equity	6,575.3	6,545.0	6,136.2
Noncontrolling interest	23.0	22.7	0.0
Total equity	$6,598.3	$6,567.7	$6,136.2
Total liabilities and equity	$13,860.8	$13,682.6	$11,332.8

Table C

Vulcan Materials Company

and Subsidiary Companies

	(in millions)
	Three Months Ended
Consolidated Statements of Cash Flows	March 31
(Condensed and unaudited)	2022	2021
Operating Activities
Net earnings	$92.1	$160.6
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation, depletion, accretion and amortization	141.0	100.4
Noncash operating lease expense	16.4	10.5
Net gain on sale of property, plant & equipment and businesses	(2.6)	(117.2)
Contributions to pension plans	(2.0)	(2.1)
Share-based compensation expense	7.5	7.9
Deferred tax expense	1.1	26.9
Changes in assets and liabilities before initial effects of business acquisitions and dispositions	(77.8)	(17.0)
Other, net	(0.1)	(0.7)
Net cash provided by operating activities	$175.6	$169.3
Investing Activities
Purchases of property, plant & equipment	(160.4)	(100.7)
Proceeds from sale of property, plant & equipment	6.2	186.5
Payment for businesses acquired, net of acquired cash	(148.2)	0.0
Other, net	(0.1)	0.0
Net cash provided by (used for) investing activities	$(302.5)	$85.8
Financing Activities
Proceeds from short-term debt	$189.0	$(0.0)
Payment of short-term debt	(89.0)	0.0
Payment of current maturities and long-term debt	(2.3)	(500.0)
Debt issuance and exchange costs	(0.7)	0.0
Payment of finance leases	(8.5)	(0.6)
Dividends paid	(53.2)	(49.1)
Share-based compensation, shares withheld for taxes	(17.1)	(12.1)
Other, net	0.2	(0.4)
Net cash provided by (used for) financing activities	$18.4	$(562.2)
Net decrease in cash and cash equivalents and restricted cash	(108.5)	(307.1)
Cash and cash equivalents and restricted cash at beginning of year	241.5	1,198.0
Cash and cash equivalents and restricted cash at end of period	$133.0	$890.9

Table D

Segment Financial Data and Unit Shipments

(in millions, except unit and per unit data)
	Three Months Ended
	March 31
	2022	2021
Total Revenues
Aggregates [1]	$1,121.2	$894.9
Asphalt [2]	167.1	147.2
Concrete	360.5	81.3
Calcium	1.9	2.1
Segment sales	$1,650.7	$1,125.5
Aggregates intersegment sales	(110.0)	(57.2)
Total revenues	$1,540.7	$1,068.3
Gross Profit
Aggregates	$242.8	$223.6
Asphalt	(2.9)	(3.0)
Concrete	28.2	7.8
Calcium	0.7	0.9
Total	$268.8	$229.3
Depreciation, Depletion, Accretion and Amortization
Aggregates	$103.6	$80.8
Asphalt	8.6	9.1
Concrete	21.1	4.0
Calcium	0.0	0.0
Other	7.7	6.5
Total	$141.0	$100.4
Average Unit Sales Price and Unit Shipments
Aggregates
Freight-adjusted revenues [3]	$822.7	$681.2
Aggregates - tons (thousands)	53,020	46,437
Freight-adjusted sales price [4]	$15.52	$14.67

Other Products
Asphalt Mix - tons (thousands)	2,322	2,217
Asphalt Mix - sales price	$64.06	$56.78

Ready-mixed concrete - cubic yards (thousands)	2,500	613
Ready-mixed concrete - sales price	$143.81	$131.52

Calcium - tons (thousands)	54	75
Calcium - sales price	$34.67	$27.64

[1]	Includes product sales (crushed stone, sand and gravel, sand, and other aggregates), as well as freight & delivery costs that we pass along to our customers, and service revenues related to aggregates.
[2]	Includes product sales, as well as service revenues from our asphalt construction paving business.
[3]	Freight-adjusted revenues are Aggregates segment sales excluding freight & delivery revenues and other revenues related to services, such as landfill tipping fees, that are derived from our aggregates business.
[4]	Freight-adjusted sales price is calculated as freight-adjusted revenues divided by aggregates unit shipments.

Appendix 1

1.   Reconciliation of Non-GAAP Measures

Aggregates segment freight-adjusted revenues is not a Generally Accepted Accounting Principle (GAAP) measure and should not be considered as an alternative to metrics defined by GAAP. We present this metric as it is consistent with the basis by which we review our operating results. We believe that this presentation is consistent with our competitors and meaningful to our investors as it excludes revenues associated with freight & delivery, which are pass-through activities. It also excludes other revenues related to services, such as landfill tipping fees, that are derived from our aggregates business. Additionally, we use this metric as the basis for calculating the average sales price of our aggregates products. Reconciliation of this metric to its nearest GAAP measure is presented below:

Aggregates Segment Freight-Adjusted Revenues

	(in millions, except per ton data)
	Three Months Ended		TTM
	March 31		March 31
	2022	2021	2022	2021
Aggregates segment
Segment sales	$1,121.2	$894.9	$4,571.3	$3,971.0
Less: Freight & delivery revenues [1]	272.4	197.2	1,027.2	868.6
Other revenues	26.1	16.5	88.6	61.6
Freight-adjusted revenues	$822.7	$681.2	$3,455.5	$3,040.8
Unit shipment - tons	53.0	46.4	229.5	209.7
Freight-adjusted sales price	$15.52	$14.67	$15.06	$14.50

[1]	At the segment level, freight & delivery revenues include intersegment freight & delivery (which are eliminated at the consolidated level) and freight to remote distribution sites.

Aggregates segment incremental gross profit flow-through rate is not a GAAP measure and represents the year-over-year change in gross profit divided by the year-over-year change in segment sales excluding freight & delivery (revenues and costs). This metric should not be considered as an alternative to metrics defined by GAAP. We present this metric as it is consistent with the basis by which we review our operating results. We believe that this presentation is consistent with our competitors and meaningful to our investors as it excludes revenues associated with freight & delivery, which are pass-through activities. Reconciliation of this metric to its nearest GAAP measure is presented below:

Aggregates Segment Incremental Gross Profit Margin in Accordance with GAAP

	(dollars in millions)
	Three Months Ended		TTM
	March 31		March 31
	2022	2021	2022	2021
Aggregates segment
Gross profit	$242.8	$223.6	$1,314.8	$1,188.7
Segment sales	$1,121.2	$894.9	$4,571.3	$3,971.0
Gross profit margin	21.7%	25.0%	28.8%	29.9%
Incremental gross profit margin	8.5%		21.0%

Aggregates Segment Incremental Gross Profit Flow-through Rate (Non-GAAP)

	(dollars in millions)
	Three Months Ended		TTM
	March 31		March 31
	2022	2021	2022	2021
Aggregates segment
Gross profit	$242.8	$223.6	$1,314.8	$1,188.7
Segment sales	$1,121.2	$894.9	$4,571.3	$3,971.0
Less: Freight & delivery revenues [1]	272.4	197.2	1,027.2	868.6
Segment sales excluding freight & delivery	$848.8	$697.7	$3,544.1	$3,102.4
Gross profit margin excluding freight & delivery	28.6%	32.1%	37.1%	38.3%
Incremental gross profit flow-through rate	12.7%		28.6%

1 At the segment level, freight & delivery revenues include intersegment freight & delivery (which are eliminated at the consolidated level) and freight to remote distribution sites.

Appendix 2

Reconciliation of Non-GAAP Measures (Continued)

GAAP does not define "Aggregates segment cash gross profit" and it should not be considered as an alternative to earnings measures defined by GAAP. We and the investment community use this metric to assess the operating performance of our business. Additionally, we present this metric as we believe that it closely correlates to long-term shareholder value. We do not use this metric as a measure to allocate resources. Aggregates segment cash gross profit per ton is computed by dividing Aggregates segment cash gross profit by tons shipped. Reconciliation of this metric to its nearest GAAP measure is presented below:

Aggregates Segment Cash Gross Profit

	(in millions, except per ton data)
	Three Months Ended		TTM
	March 31		March 31
	2022	2021	2022	2021
Aggregates segment
Gross profit	$242.8	$223.6	$1,314.8	$1,188.7
Depreciation, depletion, accretion and amortization	103.6	80.8	383.2	324.8
Aggregates segment cash gross profit	$346.4	$304.4	$1,698.0	$1,513.5
Unit shipments - tons	53.0	46.4	229.5	209.7
Aggregates segment cash gross profit per ton	$6.53	$6.56	$7.40	$7.22
Aggregates segment (same-store)
Gross profit	$248.8		$1,327.8
Depreciation, depletion, accretion and amortization	84.3		338.1
Aggregates segment (same-store) cash gross profit	$333.1		$1,665.9
Unit shipments (same-store) - tons	49.9		221.9
Aggregates segment (same-store) cash gross profit per ton	$6.68		$7.51

GAAP does not define "Earnings Before Interest, Taxes, Depreciation and Amortization" (EBITDA) and it should not be considered as an alternative to earnings measures defined by GAAP. We use this metric to assess the operating performance of our business and as a basis for strategic planning and forecasting as we believe that it closely correlates to long-term shareholder value. We do not use this metric as a measure to allocate resources. We adjust EBITDA for certain items to provide a more consistent comparison of earnings performance from period to period. Reconciliation of this metric to its nearest GAAP measure is presented below (numbers may not foot due to rounding):

EBITDA and Adjusted EBITDA

	(in millions)
	Three Months Ended		TTM
	March 31		March 31
	2022	2021	2022	2021
Net earnings attributable to Vulcan	$91.8	$160.6	$602.0	$684.8
Income tax expense	18.7	60.6	158.2	204.3
Interest expense, net	35.9	33.1	150.5	136.7
Loss on discontinued operations, net of tax	1.8	1.1	4.0	4.8
Depreciation, depletion, accretion and amortization	141.0	100.4	503.6	401.7
EBITDA	$289.3	$355.8	$1,418.5	$1,432.3
Gain on sale of real estate and businesses, net	0.0	(114.7)	0.0	(114.7)
Charges associated with divested operations	0.3	0.3	1.5	7.3
Business development [1]	2.5	0.4	41.1	6.7
COVID-19 direct incremental costs	0.0	2.5	10.9	12.0
Pension settlement charge	0.0	0.0	12.1	22.7
Restructuring charges	1.8	0.0	16.8	0.5
Adjusted EBITDA	$293.9	$244.3	$1,501.0	$1,366.8
Adjusted EBITDA margin	19.1%	22.9%	24.9%	28.0%

[1]	Represents non-routine charges or gains associated with acquisitions and dispositions.

Similar to our presentation of Adjusted EBITDA, we present Adjusted diluted earnings per share (EPS) attributable to Vulcan from continuing operations to provide a more consistent comparison of earnings performance from period to period. This metric is not defined by GAAP and should not be considered as an alternative to earnings measures defined by GAAP. Reconciliation of this metric to its nearest GAAP measure is presented below:

Adjusted Diluted EPS attributable to Vulcan from Continuing Operations (Adjusted Diluted EPS)

	Three Months Ended		TTM
	March 31		March 31
	2022	2021	2022	2021
Diluted EPS attributable to Vulcan from continuing operations	$0.70	$1.21	$4.54	$5.17
Items included in Adjusted EBITDA above	0.03	(0.62)	0.49	(0.36)
NOL carryforward valuation allowance	0.00	0.10	0.00	0.10
Acquisition financing interest costs	0.00	0.00	0.05	0.00
Adjusted diluted EPS	$0.73	$0.69	$5.08	$4.91

Appendix 3

Reconciliation of Non-GAAP Measures (Continued)

Net debt to Adjusted EBITDA is not a GAAP measure and should not be considered as an alternative to metrics defined by GAAP. We, the investment community and credit rating agencies use this metric to assess our leverage. Net debt subtracts cash and cash equivalents and restricted cash from total debt. Reconciliation of this metric to its nearest GAAP measure is presented below:

Net Debt to Adjusted EBITDA

	(in millions)
	March 31
	2022		2021
Debt
Current maturities of long-term debt	$3.9		$15.4
Short-term debt	100.0		0.0
Long-term debt	3,874.5		2,772.9
Total debt	$3,978.4		$2,788.3
Less: Cash and cash equivalents and restricted cash	133.0		890.9
Net debt	$3,845.4		$1,897.4
Trailing-Twelve Months (TTM) Adjusted EBITDA	$1,501.0		$1,366.8
Total debt to TTM Adjusted EBITDA	2.7	x	2.0	x
Net debt to TTM Adjusted EBITDA	2.6	x	1.4	x

The following reconciliation to the mid-point of the range of 2022 Projected EBITDA excludes adjustments (as noted in Adjusted EBITDA above) as they are difficult to forecast (timing or amount). Due to the difficulty in forecasting such adjustments, we are unable to estimate their significance. This metric is not defined by GAAP and should not be considered as an alternative to earnings measures defined by GAAP. Reconciliation of this metric to its nearest GAAP measure is presented below:

2022 Projected EBITDA

(in millions)
Mid-point
Net earnings attributable to Vulcan	$845
Income tax expense	235
Interest expense, net of interest income	150
Discontinued operations, net of tax	0
Depreciation, depletion, accretion and amortization	540
Projected EBITDA	$1,770

We define “Return on Invested Capital” (ROIC) as Adjusted EBITDA for the trailing-twelve months divided by average invested capital (as illustrated below) during the trailing 5-quarters. Our calculation of ROIC is considered a non-GAAP financial measure because we calculate ROIC using the non-GAAP metric EBITDA. We believe that our ROIC metric is meaningful because it helps investors assess how effectively we are deploying our assets. Although ROIC is a standard financial metric, numerous methods exist for calculating a company’s ROIC. As a result, the method we use to calculate our ROIC may differ from the methods used by other companies. This metric is not defined by GAAP and should not be considered as an alternative to earnings measures defined by GAAP. Reconciliation of this metric to its nearest GAAP measure is presented below (numbers may not foot due to rounding):

Return on Invested Capital

	(dollars in millions)
	TTM
	March 31
	2022	2021
Adjusted EBITDA	$1,501.0	$1,366.8
Average invested capital
Property, plant & equipment, net	$5,109.6	$4,383.4
Goodwill	3,485.0	3,171.1
Other intangible assets	1,507.7	1,108.7
Fixed and intangible assets	$10,102.3	$8,663.2

Current assets	$1,854.2	$1,968.5
Less: Cash and cash equivalents	474.0	822.2
Less: Current tax	32.3	17.1
Adjusted current assets	1,347.9	1,129.1

Current liabilities	740.8	839.6
Less: Current maturities of long-term debt	10.5	308.1
Less: Short-term debt	20.0	0.0
Adjusted current liabilities	710.3	531.5
Adjusted net working capital	$637.6	$597.6

Average invested capital	$10,739.9	$9,260.8

Return on invested capital	14.0%	14.8%